Exhibit 99.1

One Ameren Plaza
1901 Chouteau
 Avenue
St. Louis, MO 63103
Ameren News Release

Contacts:
Media:                              Analysts:                                        Investors:
Susan Gallagher               Leigh Morris                                        Bruce Steinke                     Investor Services
(314) 554-2175                   (217) 535-5228                                      (314) 554-2574                                 invest@ameren.com
sgallagher@ameren.com                                 lmorris@ameren.com                          bsteinke@ameren.com

FOR IMMEDIATE RELEASE

Ameren Illinois Utilities File Rate Proposals with Illinois Commerce Commission

St. Louis, Dec. 27, 2005—Ameren Corporation’s (NYSE: AEE) Illinois-based companies, doing business as AmerenCILCO, AmerenCIPS and AmerenIP, today submitted filings to the Illinois Commerce Commission (ICC) requesting approval for three separate electricity delivery service rate increases totaling approximately $200 million. Those increases would not take effect until January 2007. The companies expect a ruling from the ICC by mid-November 2006.

    The delivery service rate increase requests are related only to the costs that Ameren’s Illinois utilities incur to deliver electricity—typically about 20 to 30 percent of a customer’s total electric bill. The companies are proposing that, beginning in 2007, each electric customer of an Ameren Illinois utility company will pay a delivery services charge that is separate from the power supply component. Power may be supplied by the Ameren Illinois utility or a certified retail electric supplier. The companies’ proposed charges for the power component are the subject of a separate, pending ICC proceeding.

    To mitigate the impact of these requested increases on residential customers, AmerenCILCO and AmerenIP are proposing a two-year phase-in with the average residential delivery rates capped in the first year at 3.55 cents per kilowatt-hour. No phase-in is proposed for AmerenCIPS’ residential customers because its proposed rate is below this cap. If the ICC ultimately adopts the proposed phase-in plan, the proposals filed today call for a residential customer class increase in the first year over current bundled rates of 9.3% for AmerenIP, 1.6% for AmerenCIPS, and 9.8% for AmerenCILCO in 2007. (The current rates include both a delivery service charge and a power supply charge.) For a typical residential customer, consuming 866 kilowatt-hours per month, the proposed delivery services rate for 2007 would result in monthly increases of:

➢	$7.08 (or 24 cents per day) for AmerenIP

- more -

Add One

➢
a range of a $.27 for AmerenCIPS customers outside the St. Louis Metro East area to $5.19 (or 17 cents per day) for AmerenCIPS customers who were part of the Metro East AmerenUE-Illinois utility service territory that was transferred in May 2005 to AmerenCIPS, and

➢	$6.84 (or 23 cents per day) for AmerenCILCO.

    Assuming the ICC’s approval of the full rate increase requests, residential delivery service rates in 2008 would go up by an additional 8.5 % for AmerenIP and 7.5 % for AmerenCILCO over the current bundled rates.

    The Ameren Illinois utilities have not had bundled electric service rate increases for periods ranging from 15 to 25 years. In addition, since 1997, all three companies have reduced their residential electricity rates from 5 percent to as much as 20 percent (SEE CHART THAT FOLLOWS). Since 1997, the Ameren Illinois companies have invested nearly $1.4 billion in infrastructure improvements to ensure reliable delivery of electricity.

    “We are concerned about the impact higher delivery services rates will have on all of our customers. For residential customers, we will help with the phase-in plan and with payment options, like Budget Billing, which levels out monthly bill amounts. We also will work with customers who have difficulty paying their bills, helping them with payment arrangements as permitted by ICC rules. We understand that price increases impact a family’s budget and business profitability,” says President of Ameren Illinois Energy Delivery Scott Cisel.

    Today’s rate increase requests are part of the Illinois electricity restructuring process. Since 1997, Ameren Illinois utilities’ bundled rates for residential customers have been reduced and frozen at those reduced levels under the Electric Service Customer Choice and Rate Relief Law. The residential rate cuts will have resulted in more than $1 billion in savings for Ameren’s Illinois electric consumers during the transition period that ends on January 1, 2007.

    “Over those 15 to 25 years, prices for everything from milk to eggs to gasoline have jumped from 30 to 150 percent, while our prices have actually declined with rate reductions,“ says Cisel. “Meanwhile, we have invested heavily in building and maintaining our transmission and distribution systems, while improving reliability across our region. We must adjust delivery service rates to continue investing in those systems to maintain reliability and to keep pace with the increased demand that comes with our service territory’s growth. Ameren’s Illinois utilities are working hard to keep electricity costs as low as possible. ”

-- more --

Add Two

    Based in St. Louis, Ameren Corporation companies provide energy services to 3.2 million customers in a 64,000-square-mile area of Missouri and Illinois.

INFORMATION IS FOR ALL CUSTOMERS (Residential/Commercial/Industrial)
Company Name	Total Delivery Service Revenue Increase Requested (in millions)	Year of Last Increase For Electric Bundled Rates	Invested in delivery systems since 1997 (in millions)	Bundled Electric Rate Reductions since 1997 (RESIDENTIAL ONLY)
AmerenCILCO	$ 43.1	1982	$325	2% in 1998 & 2000 1% in 2002
AmerenCIPS	$ 14.0	1992 Note: for former AmerenUE- Illinois now part of AmerenCIPS: 1987	$284	5% in 1998 5% in 1998
AmerenIP	$145.2	1992	$750	15% in 1998 5% in 2002

Forward-Looking Statements

Statements made in this release, which are not based on historical facts, are “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such “forward-looking” statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Ameren Corporation, AmerenCILCO, AmerenCIPS and AmerenIP are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The factors discussed elsewhere in this release and these companies’ filings with the Securities and Exchange Commission could cause results to differ materially from management expectations, as suggested by such “forward-looking” statements.